                                   SDL, INC.
                              80 ROSE ORCHARD WAY
                        SAN JOSE, CALIFORNIA 95134-1365

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 13, 1996

  The Annual Meeting of Stockholders (the "Annual Meeting") of SDL, Inc. (the "Company"), will be held at the Sheraton Inn Sunnyvale (Four Points) located at 1100 North Mathilda Avenue, Sunnyvale, CA 94089, on Monday May 13, 1996, at 1:00 p.m. Pacific Daylight Time, for the following purposes:

    1. To elect two (2) Class 2 directors to hold office until the 1999 annual meeting of stockholders and until their respective successors have been elected or appointed;

    2. To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for 1996; and

    3. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

  The foregoing matters are described in more detail in the enclosed Proxy Statement, which is attached and made a part hereof.

  The Board of Directors has fixed the close of business on March 29, 1996 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any postponement or adjournment thereof.

  WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD AT YOUR EARLIEST CONVENIENCE TO ENSURE THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING. IF YOU SEND IN YOUR PROXY AND THEN DECIDE TO ATTEND THE ANNUAL MEETING TO VOTE YOUR SHARES IN PERSON, YOU MAY STILL DO SO. YOUR PROXY IS REVOCABLE IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THE PROXY STATEMENT.

                                          By Order of the Board of Directors,


                                          /s/ John P. Melton
                                          ------------------------------------
                                          John P. Melton,
                                          Vice President, Business Operations,
                                          Secretary and Director

San Jose, California
April 12, 1996

                               MAILED TO STOCKHOLDERS ON OR ABOUT APRIL 12, 1996

                                   SDL, INC.
                              80 ROSE ORCHARD WAY
                        SAN JOSE, CALIFORNIA 95134-1365

                               ----------------

                                PROXY STATEMENT

GENERAL INFORMATION

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of SDL, Inc., a Delaware corporation (the "Company"), of proxies in the accompanying form for use in voting at the Annual Meeting of Stockholders to be held on Monday May 13, 1996, at 1:00 p.m. Pacific Daylight Time, at the Sheraton Inn Sunnyvale (Four Points) located at 1100 North Mathilda Avenue, Sunnyvale, CA 94089, and any adjournment or postponement thereof (the "Annual Meeting"). The shares represented by the proxies received, properly dated and executed, and not revoked will be voted at the Annual Meeting.

REVOCABILITY OF PROXIES

  Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by delivering to the Company a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

SOLICITATION AND VOTING PROCEDURES

  The solicitation of proxies will be conducted by mail and the Company will bear all attendant costs. These costs will include the expense of preparing and mailing proxy materials for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to beneficial owners of the Company's Common Stock. The Company may conduct further solicitation personally, telephonically or by facsimile through its officers, directors and regular employees, none of whom will receive additional compensation for assisting with the solicitation.

  The close of business on March 29, 1996 has been fixed as the record date (the "Record Date") for determining the holders of shares of Common Stock of the Company entitled to notice of and to vote at the Annual Meeting. As of the close of business on the Record Date, the Company had approximately 7,271,774 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. The presence at the Annual Meeting of a majority, or approximately 3,635,900 of these shares of Common Stock of the Company, either in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Each outstanding share of Common Stock on the Record Date is entitled to one (1) vote on all matters.

  An automated system administered by the Company's transfer agent will tabulate votes cast by proxy at the Annual Meeting, and an employee of the Company will tabulate votes cast in person at the Annual Meeting. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting, and each is tabulated separately. However, broker non-votes are not counted for purposes of determining the number of votes cast with respect to a particular proposal. In determining whether a proposal has been approved, abstentions are counted as votes against the proposal and broker non-votes are not counted as votes for or against the proposal.

                             ELECTION OF DIRECTORS

  The number of directors on the Board is currently fixed at six. The Company's Certificate of Incorporation divides the Company's Board of Directors into three classes. The members of each class of directors serve staggered three-year terms. The Board is composed of two Class 1 directors (Dr. Scifres and Mr. Geeslin), two Class 2 directors (Dr. Myers and Mr. Melton) and two Class 3 directors (Dr. Schwettmann and Mr. Holbrook), whose terms will expire upon the election and qualification of directors at the Annual Meeting of Stockholders held in 1998, 1996 and 1997, respectively. At each annual meeting of stockholders, directors will be elected for a full term of three years to succeed those directors whose terms are expiring.

  Two (2) Class 2 directors are to be elected at the Annual Meeting to serve until the 1999 Annual Meeting of Stockholders and until their respective successors are elected or appointed. In the event any nominee is unable or unwilling to serve as a nominee, the proxies may be voted for the other nominee named and for any substitute nominee designated by the present Board of Directors or the proxy holders to fill such vacancy, or for the other nominee named without nomination of a substitute. The Board of Directors has no reason to believe that either of the persons named will be unable or unwilling to serve as a nominee or as a director if elected.

  In voting for directors, each stockholder is entitled to cast that number of votes equal to the number of directors to be elected multiplied by the number of shares of Common Stock held by such stockholder. Such votes may be cast for one candidate or distributed in any manner among the nominees for director. However, the right to cumulate votes in favor of one or more candidates may not be exercised until the candidate or candidates have been nominated and a stockholder has given notice at the Annual Meeting of the intention to do so. The candidates receiving the highest number of affirmative votes will be elected, up to the number of directors to be elected. The persons authorized to vote shares represented by executed proxies in the enclosed form (if authority to vote for the election of directors is not withheld) will have full discretion and authority to vote cumulatively and to allocate votes among any or all of the nominees as they may determine or, if authority to vote for a specified candidate or candidates has been withheld, among those candidates for whom authority to vote has not been withheld.

  Unless marked otherwise, proxies received will be voted FOR the election of each of the nominees named below. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner in accordance with cumulative voting as will ensure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders.

  Certain information about the nominees for Class 2 directors is furnished below:

  John P. Melton, age 60, joined the Company as a consultant in 1987 and became Manager, Business Operations of the Company in 1988. In 1992, Mr. Melton's title was changed to Vice President, Business Operations and Mr. Melton became a Director of the Company. Mr. Melton also serves as Chairman of SDL Optics. Mr. Melton earned a bachelor's degree in chemistry from the University of Oklahoma in 1958, and an M.B.A. from Stanford University in 1963.

  Mark B. Myers, Ph.D., age 57, has been a Director of the Company since December 1992. Dr. Myers is Senior Vice President, Corporate Research and Technology of Xerox Corporation, responsible for worldwide research and technology. Since joining Xerox in 1964, Dr. Myers has held several research and engineering positions. He was named Vice President and Manager of the Webster Research Center in 1984. He was elected Corporate Vice President in May 1989 and was named to his current position in February 1992. Dr. Myers earned a B.S. degree in geology and physics from Earlham College, Richmond, Indiana, in 1960 and a Ph.D. in material sciences from Pennsylvania State University in 1964.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES
NAMED.

                     THE BOARD OF DIRECTORS AND COMMITTEES

  There are no family relationships among any of the directors or executive officers of the Company.

  The Company's Board of Directors met 10 times during 1995. None of the directors attended fewer than 75% of all the meetings of the Board and those committees of the Board on which he served. Directors of the Company who are not employees of the Company receive no monetary compensation for attending Board or Committee meetings, but receive automatic grants under the SDL, Inc. 1995 Stock Option Plan (the "Option Plan") of options to purchase 6,000 shares upon initial election to the Board and 1,000 shares annually thereafter for continuing directors following each annual meeting of stockholders.

  The Audit Committee currently consists of Mr. Geeslin and Mr. Holbrook. The Audit Committee, which met two times in 1995, recommends to the Board of Directors the engagement of the firm of certified public accountants to audit the financial statements of the Company for the fiscal year for which they are appointed, and monitors the effectiveness of the audit effort and the Company's financial and accounting organization and financial reporting.

  The Compensation and Stock Option Committee currently consists of Dr. Myers and Dr. Schwettmann. Its functions are to establish and review the compensation policies applicable to the Company's executive officers and to administer the Option Plan and SDL, Inc. 1995 Employee Stock Purchase Plan (the "Purchase Plan"), including determining the individuals to receive options and the terms of such options.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock as of March 29, 1996 by (a) each stockholder known by the Company to be the beneficial owner of more than five percent of the Company's Common Stock, (b) each director and nominee for director of the Company, (c) each executive officer named in the Summary Compensation Table below who beneficially owns shares and (d) all executive officers, directors and nominees for director who beneficially own shares, as a group.

                                        NUMBER OF SHARES  PERCENTAGE OF SHARES
       NAME OF BENEFICIAL OWNER        BENEFICIALLY OWNED BENEFICIALLY OWNED(1)
       ------------------------        ------------------ ---------------------
Donald R. Scifres(2)..................       831,800              11.0%
Keystone Small Growth Fund............       500,000               6.9%
ML Venture Partners II................       379,155               5.2%
JP Morgan & Co., Inc..................       373,870               5.1%
Keith B. Geeslin(2)...................       183,904               2.5%
Hsing H. Kung(2)......................       175,955               2.4%
David S. Evans(2).....................       157,518               2.1%
John P. Melton(2).....................       110,684               1.5%
John G. Endriz(2).....................        58,524                 *
Mark B. Myers(2)......................         5,525                 *
Frederic N. Schwettmann(2)............         2,691                 *
Anthony B. Holbrook(2)................            --                 *
All executive officers and directors
 as a group (13 persons)(2)...........     1,770,755              22.4%

- --------
 * Less than one percent.
(1) Percent beneficially owned is based on approximately 7,271,774 total shares of Common Stock outstanding as of March 29, 1996.
(2) Includes options, both vested and which will become vested, or for which the Company's repurchase option will lapse, during the sixty-day period following March 29, 1996, in the following amounts: Dr. Scifres, 303,524 shares; Mr. Geeslin, 2,266 shares; Dr. Kung, 56,670 shares; Mr. Evans, 103,140 shares; Mr. Melton, 37,427 shares; Dr. Endriz, 25,878 shares; Dr. Myers, 5,525 shares; Dr. Schwettmann, 2,691 shares; Mr. Holbrook, 0 shares; and all executive officers, directors and nominees for director as a group, 628,095 shares.

                             EXECUTIVE COMPENSATION

COMPENSATION TABLES

  The following tables set forth certain information concerning compensation of and stock options held by the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                           LONG-TERM
                                        ANNUAL COMPENSATION           COMPENSATION AWARDS
                              --------------------------------------- -------------------
   NAME AND PRINCIPAL                                  OTHER ANNUAL       SECURITIES
        POSITION         YEAR SALARY ($) BONUS ($)(1) COMPENSATION(2) UNDERLYING OPTIONS
   ------------------    ---- ---------- ------------ --------------- -------------------
Donald R. Scifres....... 1995  $199,938    $136,283       $8,450            408,469
 Chairman of the Board,  1994   188,005      92,361        6,285                 --
 Chief Executive Officer
  and President          1993   179,082      13,665        6,266                 --
John P. Melton.......... 1995  $131,646    $ 44,148       $3,048             68,205
 Vice President,
  Business Operations,   1994   116,910      29,648        2,346                 --
 Secretary and Director  1993   106,977       5,438        2,361                 --
David S. Evans.......... 1995  $131,486    $ 41,666       $4,098            114,704
 Vice President,
  Marketing & Sales      1994   129,574      25,379        2,325                 --
                         1993   128,112       6,246        2,215                 --
John G. Endriz.......... 1995  $130,156    $ 38,106       $2,775             50,150
 Vice President,
  Engineering            1994   124,545      28,004        2,355                 --
                         1993   119,076      12,058        2,280                 --
Hsing H. Kung........... 1995  $128,898    $ 27,851       $4,245             67,992
 Vice President,
  Manufacturing          1994   124,983      24,879        3,125                 --
                         1993   120,496       6,093        3,011                 --

- --------
(1) Includes bonus amounts in the year earned, rather than in the year in which each such bonus amount was paid or is to be paid.
(2) Represents matching contributions paid by the Company under the Company's 401(k) plan. For Dr. Scifres only, also includes reimbursement of certain expenses as specified in his Employment Agreement, including tax preparation, legal expenses, physical exam and additional life insurance.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                             POTENTIAL
                                                                         REALIZABLE VALUE
                                                                            AT ASSUMED
                                                                          ANNUAL RATES OF
                         NUMBER OF  % OF TOTAL                              STOCK PRICE
                         SECURITIES OPTIONS TO                           APPRECIATION FOR
                         UNDERLYING EMPLOYEES                               OPTION TERM
                          OPTIONS   IN FISCAL  EXERCISE PRICE EXPIRATION -----------------
          NAME           GRANTED(1)    YEAR      PER SHARE       DATE       5%      10%
          ----           ---------- ---------- -------------- ---------- -------- --------
Donald R. Scifres.......   36,550      8.3%        $16.00      3/16/05   $161,569 $357,026
John P. Melton..........   13,600      3.1%        $16.00      3/16/05   $ 60,119 $132,847
David S. Evans..........    9,600      2.2%        $16.00      3/16/05   $ 42,437 $ 93,774
John G. Endriz..........   11,600      2.6%        $16.00      3/16/05   $ 51,278 $113,311
Hsing H. Kung...........    9,600      2.2%        $16.00      3/16/05   $ 42,437 $ 93,774

- --------
(1) Each of these options vest over four years at a rate of 1/4 of the shares subject to the option per year and have a ten-year term.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                       NUMBER OF SECURITIES
                                                      UNDERLYING UNEXERCISED   VALUE OF UNEXERCISED IN-
                                                      OPTIONS AT FISCAL YEAR     THE-MONEY OPTIONS AT
                            SHARES                          END (#)(2)         FISCAL YEAR END ($)(3)(4)
                         ACQUIRED ON      VALUE      ------------------------- -------------------------
          NAME           EXERCISE (#) REALIZED($)(1) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           ------------ -------------- ----------- ------------- ----------- -------------
Donald R. Scifres.......    42,245      $1,341,093     371,919      36,550     $8,734,629    $292,400
John P. Melton..........    41,333      $1,212,315      54,605      13,600     $1,282,415    $108,800
David S. Evans..........        --              --     105,104       9,600     $2,456,899    $ 76,800
John G. Endriz..........   109,679      $1,858,629      38,550      11,600     $  888,930    $ 92,800
Hsing H. Kung...........        --              --      58,392       9,600     $1,371,354    $ 76,800

- --------
(1) The value realized upon the exercise of stock options represents the positive spread between the exercise price of stock options and the last reported sale price per share for the Company's Common Stock on the exercise date.
(2) The number of shares underlying exercisable options which are not subject to repurchase by the Company is 293,417, 38,650, 85,819, 12,262 and 46,596
    for Dr. Scifres, Mr. Melton, Mr. Evans, Dr. Endriz and Dr. Kung, respectively.
(3) The value of "in-the-money" stock options represents the positive spread between the exercise price of options and the last reported such price per share for the Company's Common Stock on December 31, 1995.
(4) The value of shares underlying exercisable options which are not subject to repurchase by the Company is $6,890,986, $907,707, $2,015,485, $287,977 and
    $1,094,321 for Dr. Scifres, Mr. Melton, Mr. Evans, Dr. Endriz and Dr. Kung, respectively.

REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE

  Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the Performance Graph which follows shall not be deemed to be incorporated by reference into any such filings.

  In determining the officers' compensation levels, the Compensation and Stock Option Committee generally considers factors such as competitive compensation levels for officers of other high technology companies of similar revenue, profitability and growth rates, among other factors.

  The Compensation and Stock Option Committee is currently composed of Dr. Myers and Dr. Schwettmann. In addition to administering the Option Plan and the Purchase Plan, the Compensation and Stock Option Committee is authorized by the Board, among other things, to establish and review annually the general compensation policies applicable to the Company's executive officers, including the relationship of Company financial performance to executive compensation and the bases for the Chief Executive Officer's compensation during each fiscal year. The Compensation and Stock Option Committee is also authorized to review and approve the level of compensation paid to the Chief Executive Officer and the Company's other executive officers during each fiscal year.

  Bonuses for the Chief Executive Officer and a portion of the bonuses for other officers are based on a matrix which considers revenue and profitability of the Company as compared to the Company's annual plan, which is reviewed and approved by the Board of Directors. A portion of the officers' (excluding the CEO's) bonus is determined at the discretion of the Compensation and Stock Option Committee.

  No member of the Compensation and Stock Option Committee is a former or current officer or employee of the Company.

  Compensation Policy Regarding Deductibility. The Company is required to disclose its policy regarding qualifying executive compensation for deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended, which provides that, for purposes of the regular income tax and the alternative minimum tax, the otherwise allowable deduction for compensation paid or accrued with respect to a covered employee of a publicly-held corporation is limited to no more than $1 million per year. For the fiscal year ended December 31, 1995, no executive officer of the Company received $1 million in total compensation, nor does the Company anticipate that compensation payable to any executive officer will exceed $1 million for fiscal 1996.

                                          Compensation and Stock Option
                                           Committee

                                          Mark B. Myers, Ph.D.
                                          Frederic N. Schwettmann, Ph.D.

April 12, 1996

PERFORMANCE GRAPH

  The following chart compares the cumulative total stockholder return on the Company's Common Stock during 1995 and 1996 since the date of the Company's IPO (March 15, 1995) through February 29, 1996, with the cumulative total return on the CRSP Total Return Index for The Nasdaq Stock Market (U.S. Companies) and the Donaldson, Lufkin & Jenrette Semiconductor Industry Index for selected semiconductor stocks. The comparison assumes $100 was invested on March 15, 1995 in the Company's Common Stock and in each of the foregoing indices, and assumes reinvestment of dividends, if any. The stock price performance shown on the graph below is not necessarily indicative of future price performance.


                 COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
                  AMONG SDL, INC., NASDAQ STOCK MARKET--U.S.
                          AND DLJ SEMICONDUCTOR INDEX

                                     LOGO

                                               NASDAQ       DLJ
Measurement Period                             STOCK        SEMI-
(Fiscal Year Covered)        SDL, INC.         MARKET-U.S.  CONDUCTOR INDEX
- ---------------------        ---------------   -----------  ---------------
Measurement Pt-03/15/95      $100.00           $100.00      $100.00
3/31/95                       160.94            101.22        99.51
4/28/95                       159.38            104.53       112.90
5/31/95                       161.72            107.08       120.49
6/30/95                       187.50            115.62       140.24
7/31/95                       215.63            124.01       161.41
8/31/95                       198.44            126.35       163.06
9/29/95                       176.56            129.25       165.50
10/31/95                      159.38            128.32       147.17
11/30/95                      140.63            131.19       135.94
12/29/95                      150.00            130.31       116.48
1/31/96                       156.25            131.26       115.72
2/29/96                       189.44            136.25       120.81

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

 COMPENSATION AND STOCK OPTION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
                           IN COMPENSATION DECISIONS

  During 1995, the Compensation and Stock Option Committee established levels of compensation for the Company's executive officers. Dr. Myers and Dr. Schwettmann currently serve as members of the Compensation and Stock Option Committee of the Company's Board of Directors.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

SALES TO AND AGREEMENTS WITH XEROX

  During 1995 and the three months ended March 29, 1996, the Company sold $66,500 and $3,000, respectively, of products to Xerox Corporation ("Xerox"). Mark B. Myers, a Director of the Company, is a Senior Vice President of Xerox. The Company believes that these sales were made on terms no less favorable to the Company than would have been obtained from unaffiliated third parties.

  In October 1992, the Company entered into an agreement with Xerox to perform certain research and development regarding semiconductor laser arrays. The research and development is funded by NIST in the aggregate amount of $8,919,000, scheduled to be paid over five years, with matching funds scheduled to be contributed by the Company and Xerox in the aggregate amount of $3,147,000 and $6,152,00, respectively, over the same period, subject to specified adjustments in the event NIST reduces funding. The Company and Xerox will jointly own the technology conceived and reduced to practice, developed or authored under the agreement, and each party will have certain exclusive rights to such technology for use in its specified field. The Company and Xerox will license to each other certain other technologies related to such technology. In July 1992, the Company entered into a related one-year cooperative agreement, subsequently renewed in November 1993 and renewed for two years in November 1994, with Xerox and NIST pursuant to which the parties agreed to the conduct of and funding for the aforementioned research.

  As part of the agreement relating to its formation, the Company entered into a technology agreement with Spectra-Physics, Inc. ("Spectra-Physics") and Xerox (the "Technology Agreement"), pursuant to which Xerox granted the Company certain rights to certain technical information and patents held or developed by Xerox prior to September 30, 1989. In March 1995, SDL agreed to a limited transfer of technology, as provided in the Technology Agreement, intended only for Xerox' internal research and development, laser printing, image projection and other activities in the document processing field. Spectra-Physics has filed suit against the Company alleging, among other things, that Spectra-Physics and Opto Power have rights to Company patented and non-patented technology developed through at least June 1993. As part of this suit, Xerox has also sued the Company.

  In May 1995, the Company, Xerox and several other parties created a consortium to research and develop laser diodes that emit blue light. The project is funded by ARPA in the aggregate amount of $4,136,000, scheduled to be paid over two years, with matching funds schedules to be contributed by the Company and Xerox in the aggregate amount of $979,000 and $846,000, respectively, over the same period. The consortium members shall retain the entire right, title and interest throughout the world to each subject invention. All principal members of the consortium, including the Company and Xerox, agreed to provide cross licenses to the other principal members on all patents which may issue for any invention developed under the agreement.

SALES TO READ-RITE CORPORATION

  During 1995 the Company sold $383,500 of products to Read-Rite Corporation. No products were sold to Read-Rite Corporation during the three months ended March 29, 1996. Frederic N. Schwettmann, a Director of the Company, is President, Chief Operating Officer and a Director of Read-Rite Corporation.

The Company believes that these sales were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties.

STOCK OPTION PROMISSORY NOTES AND ESCROW INSTRUCTION AGREEMENTS

  In connection with the exercise of certain of their options to purchase Company stock, certain employees, including all of the officers of the Company issued the Company promissory notes for the exercise price of such options. Certain notes have a five-year term, with the principal due at the end of such term, accrued but unpaid interest payable annually, and interest rates ranging from 9.00% to 5.07%. The remaining notes have a five-year term, with the principal and accrued but unpaid interest due at the end of such term, and an interest rate of 5.98%. The aggregate principal and accrued interest balance of such notes as of March 29, 1996 was $426,329. In connection with the exercise of such options and such notes, certain employees, including all of the officers of the Company entered into joint escrow instruction agreements to hold in escrow shares issued upon exercise of such options until full payment of such notes or termination of certain first refusal or repurchase rights set forth in the respective option agreements.

OPTION GRANTS

  In consideration of joining the Board of Directors, in January and December 1995, Keith B. Geeslin and Anthony B. Holbrook received from the Company an option for 6,800 and 6,000 shares of Common Stock, respectively. In addition, options to purchase an aggregate of 41,600 shares of Common Stock were granted to officers of the Company from January 1, 1995 to March 29, 1996. See "Executive Compensation-Option Grants in Last Fiscal Year."

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

  Ernst & Young LLP has served as the Company's independent auditors since 1983 and has been recommended to the Board of Directors as the Company's independent auditors for 1996. In the event that ratification of this selection of auditors is not approved by a majority of the shares of Common Stock voting at the Annual Meeting in person or by proxy, management will review its future selection of auditors. Unless marked to the contrary, proxies received will be voted FOR ratification of the appointment of Ernst & Young LLP as the independent auditors for the current year.

  Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting with the opportunity to make a statement, if they desire to do so, and they are expected to be available to respond to appropriate questions.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR 1996.

                             STOCKHOLDER PROPOSALS

  To be considered for presentation to the annual meeting of the Company's stockholders to be held in 1997 and included in the Company's proxy statement relating thereto, a stockholder proposal must be received by John P. Melton, Secretary, SDL, Inc., 80 Rose Orchard Way, San Jose, California, 95134-1365 no earlier than February 12, 1997 and no later than March 14, 1997.

  The Board of Directors does not have a nominating committee or a committee performing the functions of a nominating committee. The Company's Certificate of Incorporation (the "Certificate") also establishes an advance notice procedure for bringing business before an annual meeting of stockholders and for nominating (other than by or at the direction of the Board of Directors) candidates for election as directors. To be timely, notice of nominations or other business to be brought before an annual meeting must be received by the Secretary of the Company, at the address set forth above, not earlier than ninety nor later than sixty days prior to the first anniversary of the preceding year's annual meeting or, if the date of the annual meeting is advanced by more than thirty days or delayed by more than sixty days from such anniversary, such notice must be received not earlier than ninety days prior to such annual meeting and not later than the later of (1) the sixtieth day prior to the annual meeting or (2) the tenth day following the date on which notice of the date of the annual meeting was mailed or public disclosure thereof was made, whichever occurs first. For purposes of calculating the notice period for this Annual Meeting, the first anniversary of the Company's 1995 annual meeting is June 15, 1996. The Certificate also provides that notice of nomination of a candidate for director shall include certain information with respect to a proposed nominee, including (without limitation) information as to such nominee's business background, relationships with stockholders and certain other parties, and share ownership in the Company.

                                 OTHER MATTERS

  Compliance with Section 16(a) of the Exchange Act. Section 16(a) of the Exchange Act requires the Company's officers and directors and persons who own more than ten percent of the Company's Common Stock (collectively, "Reporting Persons") to file reports of ownership and changes in ownership with the SEC and the Nasdaq National Market. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

  Based solely on its review of the copies of such reports received or written representations from certain Reporting Persons that no Forms 5 were required, the Company believes that, during 1995, all reporting persons complied with all applicable filing requirements, with the exception of Anthony B. Holbrook, a Director of the Company, and Elizabeth Gurklys, Vice President of Human Resources, who each failed to file on a timely basis a Form 3 upon becoming a Reporting Person.

  Solicitation Expenses. The expense of printing and mailing proxy material will be borne by the Company. In addition to the solicitation of proxies by mail, solicitation may be made by certain directors, officers and other employees of the Company by personal interview, telephone or facsimile. No additional compensation will be paid for such solicitation. The Company will request brokers and nominees who hold stock in their names to furnish proxy material to beneficial owners of the shares and will reimburse such brokers and nominees for their reasonable expenses incurred in forwarding solicitation material to such beneficial owners.

  Other Matters. The Board of Directors knows of no other business which will be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgments of the persons voting the proxies.

  It is important that the proxies be returned promptly and that your shares be represented.

  Stockholders are urged to fill in, sign and promptly return the accompanying form in the enclosed envelope.

                                          By Order of the Board of Directors


                                          /s/ John P. Melton
                                          ------------------------------------
                                          John P. Melton,
                                          Vice President, Business Operations,
                                          Secretary and Director

April 15, 1996
San Jose, California

                             FOLD AND DETACH HERE


          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                  FOR THE 1996 ANNUAL MEETING OF STOCKHOLDERS

                                   SDL, INC.

  The undersigned hereby appoints Donald R. Scifres, John P. Melton and Gregory
C. Lindholm or one of them, each with power of substitution and revocation, as the proxy or proxies of the undersigned to represent the undersigned and vote all shares of the Common Stock, $.001 par value, of SDL, Inc. (the "Company"), which the undersigned would be entitled to vote if personally present at the Company's Annual Meeting of Stockholders to be held at the Sheraton Inn Sunnyvale (Four Points), located at 1100 North Mathilda Avenue, Sunnyvale, California 94089, at 1:00 p.m., on Monday, May 13, 1996, and at any adjournments thereof, upon the following matters.

           PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY,
                          USING THE ENCLOSED ENVELOPE.


P R O X Y
                                      (Continued and to be signed on other side)

                                              Please mark
                                              votes as in
                                              this example
                                                   X

THE SHARES COVERED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE CHOICES MADE. WHEN NO CHOICE IS MADE, THIS PROXY WILL BE VOTED FOR ALL LISTED NOMINEES FOR DIRECTOR AND FOR PROPOSAL 2.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL NOMINEES" IN ITEM 1 AND "FOR"
ITEM 2.

1. To elect directors, John P. Melton and Mark B. Myers, Ph.D.

WITHHELD FOR: (Write that nominee's name in the space provided below).
- -------------------------------------------------------------------------------
2. To ratify the selection of Ernst & Young LLP as independent public accountants for the Company.
3. With discretionary authority on such other matters as may properly come before the meeting.

        FOR                            WITHHELD FOR ALL

FOR   AGAINST    ABSTAIN

THE ANNUAL MEETING MAY BE HELD AS SCHEDULED ONLY IF A MAJORITY OF THE SHARES OUTSTANDING ARE REPRESENTED AT THE MEETING BY ATTENDANCE OR PROXY. ACCORDINGLY, PLEASE COMPLETE THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

 Signature(s): __________________________ Dated: _______________________, 1996

NOTE: (This proxy should be marked, dated, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

                             FOLD AND DETACH HERE